NEWS RELEASE                                         EXHIBIT 99

            IFG NAMES WILLIAM A. JOHNSTONE C.E.O. OF
            RAUSCHER PIERCE REFSNES, IFG BOARD MEMBER

MINNEAPOLIS (June 4, 1996) -- The board of directors of Inter-Regional Financial Group, Inc. (NYSE: IFG), has named William A. Johnstone president and chief executive officer of Rauscher Pierce Refsnes, Inc., the firm's Dallas-based regional brokerage and investment banking subsidiary, it was announced today by Irving Weiser, chairman and chief executive officer of IFG. Johnstone joins the firm on June 24, at which time he also becomes a member of the IFG board.

  Johnstone, 52, had been an attorney in the Minneapolis-based law firm of Dorsey & Whitney since 1970. He is a member of the firm's policy committee, which serves as the board of directors for the 370-lawyer firm. Johnstone also is a member of the management committee and heads the 120-lawyer Finance and Commercial Group, which includes the firm's corporate finance, public finance and banking law departments. In addition, he has been responsible for developing the firm's strategic planning process, as well as opening and overseeing several branch offices, including those in Hong Kong, New York and several Midwestern and Rocky Mountain states. One of the firm's top business generators, he has represented First Bank, Norwest Bank, Northwest Airlines, Cargill, Fingerhut, CNA, FNMA and various private companies and governmental units on public and project financings. He also has represented numerous securities firms, including IFG.

  "Bill is extremely intelligent, energetic, personable and a natural leader," said Weiser, who was a partner at Dorsey & Whitney before being named president of IFG in 1985. "He possesses proven leadership and management skills, as well as an understanding of both the brokerage business and a professional service organization. The management skills he developed at a predominantly regional law firm are easily transferable to a regional securities firm such as RPR."

  As CEO, Johnstone is charged with developing and implementing strategy for Rauscher Pierce Refsnes to expand its corporate finance, equity capital markets and private client brokerage areas, as well as maintaining the firm's strong public finance and other fixed income capabilities. "Rauscher Pierce Refsnes has a great franchise as the oldest full-service regional securities firm based in the Southwest, and I am excited by the prospect of helping RPR capitalize on its growth opportunities," Johnstone said.

  A native of Fort Benton, Mont., Johnstone has a bachelor's degree from Montana State University in Bozeman and a law degree, magna cum laude, from the University of Minnesota Law School. In Minnesota, he is a director of the NWA Aircraft Finance, Inc., Minneapolis Citizens League, Minnesota Institute of Public Finance and Minnesota Center for Corporate Responsibility, and deputy member of the Minnesota Business Partnership.

  As president and CEO, Johnstone succeeds David A. Smith, who left RPR in September 1995. Since then, Weiser has served as chairman and acting CEO of RPR; he will retain the post of chairman after Johnstone joins the firm. Weiser, Johnstone and John C. Appel, who is president and chief operating officer of Dain Bosworth Incorporated, serve as management directors on IFG's nine-member board.

  Inter-Regional Financial Group is, through Dain Bosworth Incorporated and Rauscher Pierce Refsnes, Inc., one of the nation's largest full-service regional brokerage and investment banking companies. IFG's two broker-dealers serve individual, institutional, corporate and governmental clients in 24 states, predominantly in the western half of the United States. IFG also is the parent company of Regional Operations Group, Inc., which provides brokerage operations and technology services to IFG broker-dealers and correspondent firms, and IFG Asset Management Services, Inc., which provides financial services to IFG's broker-dealers, and which, through Insight Investment Management, manages the Great Hall Funds and other institutional fixed income accounts. The company's common stock is traded on the New York Stock Exchange under the symbol IFG.
                               ###

MEDIA CONTACTS:  Minneapolis+ B. J. French (612) 371-2363; Dallas
Jennifer Driscoll (214) 989-1100
INVESTOR CONTACT:  Minneapolis Lori Weiman (612) 371-2934